                                                                     Exhibit 5.1
                                                                     -----------


                          GOODWIN, PROCTER & HOAR LLP
                               COUNSELORS AT LAW
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881


                                 June 30, 2000



Boston Properties, Inc.
800 Boylston Street, Suite 400
Boston, Massachusetts 02199-8001

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration on Form S-3 (the "Registration Statement") pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Securities Act"), of the issuance of up to 909,830 shares (the "Redemption Shares") of common stock, par value $.01 per share ("Common Stock"), of Boston Properties Inc. (the "Company") that may be issued by the Company if and to the extent that common units of limited partnership interest in Boston Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), issued in connection with the acquisition of 875 Third Avenue pursuant to an agreement dated November 21, 1997 (the "Redemption Units") are presented to the Operating Partnership for redemption and the Company exercises its right under the partnership agreement of the Operating Partnership to acquire such Redemption Units in exchange for shares of Common Stock.

     In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

Boston Properties, Inc.
June 30, 2000
Page 2

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts, and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

     Based upon the foregoing, we are of the opinion that, when the Redemption Shares have been issued in exchange for Redemption Units tendered to the Operating Partnership for redemption as contemplated by the limited partnership agreement of the Operating Partnership, such Redemption Shares will be validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps were taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,

                                    /s/ Goodwin, Procter & Hoar LLP

                                    GOODWIN, PROCTER & HOAR LLP